Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Vice President & CFO
517/372-9200

Neogen reports 35% increase in net income

LANSING, Mich., Sept. 29, 2005 – Neogen Corporation (Nasdaq: NEOG) announced today that its net income for the first quarter of FY 2006, which ended Aug. 31, increased 35% from the previous year’s first quarter. Neogen’s first quarter revenues were $16,778,000 — a 10% increase compared to the prior year.

First quarter net income per share was $0.25 as compared with $0.19 for the same period last year. The first quarter marked the first time Neogen reported over $2 million of net income in a single three-month period, as net income rose to $2,140,000 from the prior year’s $1,584,000. The quarter marked the 50th consecutive profitable quarter from operations for the company, and was the 54th of the past 59 quarters when Neogen reported revenue increases as compared with the previous year.

“The first quarter was a great start for our new fiscal year that will allow us to pursue a wide array of opportunities,” said James Herbert, Neogen’s president. “We are able to report that we both grew our top line at a double-digit pace, and grew our profitability at a pace that far exceeded our revenue increase. Our first quarter results are especially significant as the revenue increase reflects a true same-store year-over-year comparison, and it was the second consecutive quarter that our net income increased by 35%.”

The first quarter also saw Neogen continue its progress toward controlling costs to improve operating results. Neogen’s gross margin as a percentage of sales moved up impressively to 52.7% of sales, from 50.3% in the closing quarter of FY 2005, and 49.3% in the prior year’s first quarter. General and administrative expenses remained within the company’s target range — under 8% of sales. As a result of its cost-controlling efforts, Neogen’s operating income increased to 18.5% of sales compared with 16.0% in the prior year.

“The consolidation of our Chicago operations 16 months ago, and our Baltimore operations last year, were completed to help us achieve the kind of improved operating results that we are now reporting,” said Lon Bohannon, Neogen’s chief operating officer. “We will continue to diligently look for ways to improve margins by streamlining operations and improving operating efficiencies wherever possible.”

Neogen’s Animal Safety Division led the company’s first quarter revenue increase, with sales up 13% from $8,012,000 in FY 2005 to $9,088,000 in FY 2006. Sales of Neogen’s Hacco subsidiary rodenticide products paced the division’s sales growth with an increase of 38% over the prior year. In a quarter-to-quarter comparison, Hacco’s sales were especially strong internationally and in agricultural markets.

Sales of Neogen’s veterinary instruments continued their strong positive momentum, increasing 11% in the quarter compared to FY 2005. Veterinary instrument revenues were bolstered by continuing improvement in sales to the nation’s farmers and ranchers through multiple distribution channels.

Sales of the Animal Safety diagnostics group also moved ahead strongly, increasing 11% over the prior year. This group’s sales improved as a result of stronger sales of test kits to detect drug residues, and Neogen’s proprietary life science products.

Neogen’s Food Safety Division first quarter revenues were up 7% to $7,690,000. Sales of the company’s expanding line of food allergen test kits increased 41% for the quarter compared to the prior year’s comparable quarter. A new U.S. food allergen labeling law that goes into effect January 1 should help growth of food allergen test sales in 2006 and beyond. Neogen has the leading group of diagnostic tests to detect food allergens such as peanuts, milk, eggs, gluten, almonds, and soy.

Sales of Acumedia dehydrated culture media products to food producers and processors continued their strong improvement in the quarter, increasing 14% over the prior year’s comparable quarter. The opportunity to increase Acumedia sales led Neogen to a decision in November 2004 to consolidate its outdated Baltimore dehydrated culture media operations into newly-renovated space in its Lansing, Mich., facilities. The new facilities and processing equipment have dramatically improved operating efficiency, and significantly increased manufacturing capacity and flexibility.

The first quarter also saw the continuation of the beneficial effects of Neogen’s expansion of its Neogen Europe Ltd. operations in Scotland. Neogen Europe’s sales, which represent a combination of sales of Neogen products produced in the U.S. specifically for the EU market and diagnostics manufactured in Scotland, increased 18% in FY 2006 over the prior year’s first three months. Since it purchased the Scottish business in 2003, Neogen has expanded Neogen Europe’s role to become the center of distribution and focal point for Neogen’s business development in the EU.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED OPERATING DATA

(In thousands, except for percentages and per share amounts)

	Quarter ended Aug. 31
	2005	2004
Revenue
Food Safety	$7,690	$7,200
Animal Safety	9,088	8,012

Total revenue	16,778	15,212
Cost of sales	7,937	7,707

Gross margin	8,841	7,505
Other expenses
Sales & marketing	3,725	3,206
Administrative	1,240	1,151
Research & development	771	718

Total other expenses	5,736	5,075

Operating income	3,105	2,430
Other revenue	160	(11)

Income before tax	3,265	2,419
Income tax	1,125	835

Net income	$2,140	$1,584
Net income per diluted share	$0.25	$0.19

Other information:
Shares to calculate per share	8,407	8,468
Depreciation & amortization	$468	$434
Interest expense	—	24
Gross margin (% of sales)	52.7%	49.3%
Operating income (% of sales)	18.5%	16.0%
Revenue increase vs. FY 2005	10.3%
Net income increase vs. FY 2005	35.1%

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	Aug. 31 2005	May 31 2005
Assets
Current assets
Cash & investments	$3,552	$1,972
Accounts receivable	11,948	10,469
Inventory	14,704	13,796
Other current assets	2,185	2,142

Total current assets	32,389	28,379
Property & equipment	12,026	12,193
Goodwill & other assets	23,284	23,312

Total assets	$67,699	$63,884

Liabilities & Stockholders’ Equity
Current liabilities
Accounts payable	3,503	$2,348
Other current liabilities	3,812	3,387

Total current liabilities	7,315	5,735
Long-term lines of credit	—	—
Other long-term liabilities	3,146	3,314
Stockholders’ equity—shares outstanding 8,220 in ‘06 & 8,147 in ‘05	57,238	54,835

Total liabilities & stockholders’ equity	$67,699	$63,884

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

###